EX 99.1

Delek Logistics Partners, LP Reports Third Quarter 2018 Results

•	Declared quarterly distribution of $0.79 per limited partner unit; increased by 10.5% percent year-over-year

•	Distributable cash flow up 50% year over year in the third quarter

•	Distributable cash flow coverage ratio for the third quarter 2018 was 1.25x

•	Balance sheet positioned to support future growth

BRENTWOOD, Tenn., November 6, 2018 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the third quarter 2018. For the three months ended September 30, 2018, Delek Logistics reported net income attributable to all partners of $23.3 million, or $0.68 per diluted common limited partner unit. This compares to net income attributable to all partners of $16.9 million, or $0.50 per diluted common limited partner unit, in the third quarter 2017. Net cash from operating activities was $6.0 million in the third quarter 2018 compared to $30.2 million in the prior year period. Distributable cash flow was $32.4 million in the third quarter 2018, compared to $21.6 million in the prior-year period.

For the third quarter 2018, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $43.0 million compared to $29.7 million in the prior-year period. This increase was primarily due to the contribution from the Big Spring logistics assets acquired from Delek US Holdings, Inc. (“Delek US”) effective March 1, 2018, improved performance from the Paline Pipeline and higher gross margin per barrel in west Texas that benefited from increased crude oil drilling activity in the Permian Basin.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "Our operations performed well during the quarter with a 45 percent increase in EBITDA and 50 percent increase in distributable cash flow on a year-over-year basis that was driven by the completion of the Big Spring acquisition and the Paline Pipeline expansion. This performance supported a distributable cash flow coverage ratio of 1.25x, which improved on a year-over-year basis. On a year to date basis through the third quarter 2018, our distributable coverage ratio is 1.26x. We were pleased to announce the 10.5 percent year-over-year increase in our declared third quarter distribution."

Yemin concluded, "We continue to explore opportunities to build on our Permian Basin position to create long-term value for our unitholders. These include ways to partner with Delek US to support its Permian Basin crude oil supply needs for its refining system, as well as third party growth options. Delek US has recently announced additional growth in its midstream assets through construction of its Big Spring crude oil gathering system in the Permian Basin and proposed participation in a long haul crude oil pipeline project. This should increase the drop down inventory beyond the Krotz Springs logistic assets. We increased our borrowing capacity on our revolver and expect that our leverage ratio should continue to improve to a range of 4.1x to 4.3x by year end, which should better prepare us to support future growth. The combination of our financial flexibility provided by our balance sheet and our focus on growth initiatives should support a distribution per limited partner unit increase of at least 10% annually through 2019."

Distribution and Liquidity
On October 23, 2018, Delek Logistics declared a quarterly cash distribution of $0.79 per common limited partner unit for the third quarter, which equates to $3.16 per common limited partner unit on an annualized basis. This distribution will be paid on November 9, 2018 to unitholders of record on November 2, 2018. This represents a 2.6 percent increase from the second quarter 2018 distribution of $0.77 per common limited partner unit, or $3.08 per common limited partner unit on an annualized basis, and a 10.5 percent increase over Delek Logistics’ third quarter 2017 distribution of $0.715 per common limited partner unit, or $2.86 per common limited partner unit annualized. For the third quarter 2018, the total cash distribution declared to all partners, including IDRs, was approximately $26.0 million. Based on the declared distribution for the third quarter 2018, the distributable cash flow coverage ratio for the third quarter was 1.25x.

As of September 30, 2018, Delek Logistics had total debt of approximately $776.7 million and cash of $19.0 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $316.8 million. The total leverage ratio for the third quarter 2018 was approximately 4.53x, which is within the current requirements of the maximum allowable leverage of 5.50x. At the end of September 2018, the credit facility commitments were increased from $700.0 million to $850.0 million and the maturity was extended to September 2023 from the previous maturity of December 2019.

Financial Results
Revenue for the third quarter 2018 was $164.1 million compared to $130.6 million in the prior-year period. The increase in revenue is primarily due to higher sales prices in the west Texas wholesale business, combined with the Big Spring acquisition that was effective March 1, 2018. Total operating expenses were $15.4 million in the third quarter 2018, compared to $10.7 million in the third quarter 2017. This increase was primarily due to the contribution from the acquired Big Spring assets and employee-related expenses. Total segment contribution margin was $43.1 million in the third quarter 2018 compared to $30.8 million in the third quarter 2017. General and administrative expenses were $3.1 million for the third quarter 2018, compared to $2.8 million in the prior-year period.

Pipelines and Transportation Segment
Contribution margin in the third quarter 2018 was $25.2 million compared to $17.5 million in the third quarter 2017. This increase was primarily due to the contribution from the Big Spring acquisition in March 2018 and improved performance from the Paline Pipeline. Operating expenses were $9.5 million in the third quarter 2018 compared to $8.6 million in the prior-year period, primarily due to the Big Spring acquisition.

Wholesale Marketing and Terminalling Segment
During the third quarter 2018, contribution margin was $17.9 million, compared to $13.3 million in the third quarter 2017. This increase was primarily due to the contribution from the Big Spring acquisition in March 2018 and improved margin performance in the west Texas wholesale operations. Operating expenses increased to $5.9 million in the third quarter 2018, compared to $2.1 million in the prior-year period primarily due to the Big Spring acquisition.

In the west Texas wholesale business, average throughput in the third quarter 2018 was 12,197 barrels per day compared to 12,929 barrels per day in the third quarter 2017. The west Texas gross margin per barrel increased year-over-year to $4.65 per barrel and included approximately $0.3 million, or $0.29 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the third quarter 2017, the west Texas gross margin per barrel was $4.00 per barrel and included $1.6 million from RINs, or $1.32 per barrel. On a year-over-year basis, continued growth in crude oil drilling activity in the Permian Basin increased fuel demand and improved the supply/demand balance, which led to improved performance in the west Texas wholesale business.

Average terminalling throughput volume of 167,491 barrels per day during the third quarter 2018 increased on a year-over-year basis from 127,229 barrels per day in the third quarter 2017 primarily due to the addition of the Big Spring terminal. During the third quarter 2018, average volume under the East Texas marketing agreement with Delek US was 79,404 barrels per day compared to 74,357 barrels per day during the third quarter 2017. During the third quarter 2018, average volume under the Big Spring marketing agreement with Delek US was 80,687 barrels per day.

Third Quarter 2018 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its third quarter 2018 results on Wednesday, November 7, 2018 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 7, 2019 by dialing (866) 326-3086, passcode 7994276. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) third quarter 2018 earnings conference call on Wednesday, November 7, 2018 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US ' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek US to successfully integrate the businesses of Delek US and Alon USA Energy, Inc., to grow as expected and realize the synergies and the other anticipated benefits of its merger with Alon, which became effective as of July 1, 2017, as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; expansion of the Paline Pipeline and potential benefits therefrom; distributions and the amounts and timing thereof; potential dropdown inventory; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 10% or at all. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Earnings before interest, taxes , depreciation and amortization ("EBITDA") - calculated as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense, and adjusted to include amortization of customer contract intangible assets which is included as a component of net revenues in our accompanying condensed consolidated statements of income.

•
Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this revision is a more appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.

EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$19,006	$4,675
Accounts receivable	21,815	23,013
Accounts receivable from related parties	51,235	1,124
Inventory	4,198	20,855
Other current assets	418	783
Total current assets	96,672	50,450
Property, plant and equipment:
Property, plant and equipment	448,722	367,179
Less: accumulated depreciation	(134,052)	(112,111)
Property, plant and equipment, net	314,670	255,068
Equity method investments	105,233	106,465
Goodwill	12,203	12,203
Intangible assets, net	155,840	15,917
Other non-current assets	8,951	3,427
Total assets	$693,569	$443,530
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$11,513	$19,147
Excise and other taxes payable	2,849	4,700
Tank inspection liabilities	902	902
Pipeline release liabilities	1,019	1,000
Accrued expenses and other current liabilities	9,953	6,033
Total current liabilities	26,236	31,782
Non-current liabilities:
Long-term debt	776,684	422,649
Asset retirement obligations	5,099	4,064
Other non-current liabilities	15,977	14,260
Total non-current liabilities	797,760	440,973
Deficit:
Common unitholders - public; 9,101,137 units issued and outstanding at September 30, 2018 (9,088,587 at December 31, 2017)	172,875	174,378
Common unitholders - Delek; 15,294,046 units issued and outstanding at September 30, 2018 (15,294,046 at December 31, 2017)	(296,427)	(197,206)
General partner - 497,861 units issued and outstanding at September 30, 2018 (497,604 at December 31, 2017)	(6,875)	(6,397)
Total deficit	(130,427)	(29,225)
Total liabilities and deficit	$693,569	$443,530

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017

Net revenues:
Affiliate	$63,835	$40,131	$178,559	$116,574
Third-party	100,275	90,495	319,752	270,294
Net revenues	164,110	130,626	498,311	386,868
Operating costs and expenses:
Cost of materials and other	105,596	89,120	330,644	266,749
Operating expenses (excluding depreciation and amortization presented below)	14,489	9,940	40,501	28,789
Depreciation and amortization	6,252	4,744	18,287	14,227
Total cost of sales	126,337	103,804	389,432	309,765
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	906	722	2,388	2,197
General and administrative expenses	3,076	2,751	9,798	8,255
Depreciation and amortization	450	718	1,434	2,170
Loss (gain) on asset disposals	717	(5)	648	2
Total operating costs and expenses	131,486	107,990	403,700	322,389
Operating income	32,624	22,636	94,611	64,479
Interest expense, net	11,108	7,124	30,096	16,657
Income from equity method investments	(1,924)	(1,584)	(4,681)	(3,005)
Other expense (income), net	8	(1)	8	(1)
Income before income tax expense	23,432	17,097	69,188	50,828
Income tax expense	106	174	285	333
Net income attributable to partners	$23,326	$16,923	68,903	50,495
Comprehensive income attributable to partners	$23,326	$16,923	$68,903	$50,495

Less: General partner's interest in net income, including incentive distribution rights	6,636	4,745	18,478	13,406
Limited partners' interest in net income	$16,690	$12,178	$50,425	$37,089

Net income per limited partner unit:
Common units - (basic)	$0.68	$0.50	$2.07	$1.52
Common units - (diluted)	$0.68	$0.50	$2.07	$1.52

Weighted average limited partner units outstanding:
Common units - basic	24,395,183	24,361,457	24,387,995	24,341,921
Common units - diluted	24,401,908	24,389,582	24,395,880	24,382,426

Cash distribution per limited partner unit	$0.790	$0.715	$2.310	$2.110

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities
Net income	$68,903	$50,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,721	16,397
Amortization of customer contract intangible assets	4,207	—
Amortization of deferred revenue	(1,095)	(1,004)
Amortization of deferred financing costs and debt discount	1,984	1,438
Accretion of asset retirement obligations	267	219
Deferred income taxes	—	158
Income from equity method investments	(4,681)	(3,005)
Dividends from equity method investments	5,128	765
Loss on asset disposals	648	2
Unit-based compensation expense	518	545
Changes in assets and liabilities:
Accounts receivable	1,198	(1,115)
Inventories and other current assets	17,022	2,028
Accounts payable and other current liabilities	(4,311)	8,501
Accounts receivable/payable to related parties	(50,030)	2,092
Non-current assets and liabilities, net	(1,879)	(365)
Net cash provided by operating activities	57,600	77,151
Cash flows from investing activities
Asset acquisitions, net of assumed ARO liabilities	(72,222)	(6,443)
Purchases of property, plant and equipment	(8,674)	(9,187)
Proceeds from sales of property, plant and equipment	465	—
Purchases of intangible assets	(144,219)	(2,560)
Distributions from equity method investments	957	753
Equity method investment contributions	(172)	(3,531)
Net cash provided by (used in) financing activities	(223,865)	(20,968)
Cash flows from financing activities
Proceeds from issuance of additional units to maintain 2% General Partner interest	20	21
Distributions to general partner	(17,010)	(12,839)
Distributions to common unitholders - public	(20,500)	(19,208)
Distributions to common unitholders - Delek	(34,335)	(31,555)
Distributions to Delek unitholders and general partner related to Big Spring Logistic Assets Acquisition	(98,798)	—
Proceeds from revolving credit facility	678,000	205,700
Payments of revolving credit facility	(324,700)	(439,500)
Proceeds from issuance of senior notes	—	248,112
Deferred financing costs paid	(5,264)	(5,937)
Reimbursement of capital expenditures by Delek	3,183	4,254
Net cash provided by (used in) financing activities	180,596	(50,952)
Net increase in cash and cash equivalents	14,331	5,231
Cash and cash equivalents at the beginning of the period	4,675	59
Cash and cash equivalents at the end of the period	$19,006	$5,290
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$24,446	$9,288
Income taxes	$136	$60
Non-cash investing activities:
Decrease in accrued capital expenditures	$(1,836)	$(491)
Non-cash financing activities:
Sponsor contribution of fixed assets	$—	$67

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of net income to EBITDA:
Net income	$23,326	$16,923	$68,903	$50,495
Add:
Income tax expense	106	174	285	333
Depreciation and amortization	6,702	5,462	19,721	16,397
Amortization of customer contract intangible assets	1,803	—	4,207	—
Interest expense, net	11,108	7,124	30,096	16,657
EBITDA	$43,045	$29,683	$123,212	$83,882

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$5,957	$30,241	$57,600	$77,151
Changes in assets and liabilities	28,079	(8,460)	38,000	(11,141)
Distributions from equity method investments in investing activities	297	252	957	753
Maintenance and regulatory capital expenditures	(2,380)	(698)	(3,721)	(5,011)
Reimbursement from Delek for capital expenditures (1)	1,292	392	2,179	1,730
Accretion of asset retirement obligations	(92)	(73)	(267)	(219)
Deferred income taxes	—	(39)	—	(158)
Gain (loss) on asset disposals	(717)	5	(648)	(2)
Distributable Cash Flow	$32,436	$21,620	$94,100	$63,103

(1) During the year ended December 31, 2017, the reimbursed capital expenditure amounts in the determination of distributable cash flow were revised to reflect the accrual of reimbursable capital expenditures from Delek US rather than the cash amounts received for reimbursed capital expenditures during the three and nine months period ended September 30, 2017. This resulted in decreases to the distributable cash flow of a nominal amount and $2.5 million from the amounts presented on our Quarterly Report on Form 10-Q for the three and nine months period ended September 30, 2017, respectively.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Distributions to partners of Delek Logistics, LP	2018	2017	2018	2017
Limited partners' distribution on common units	$19,272	$17,418	$56,343	$51,380
General partner's distributions	393	355	1,149	1,047
General partner's incentive distribution rights	6,295	4,497	17,449	12,650
Total distributions to be paid	$25,960	$22,270	$74,941	$65,077

Distributable cash flow	$32,436	$21,620	$94,100	63,103
Distributable cash flow coverage ratio (1)	1.25x	0.97x	1.26x	0.97x

(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Pipelines and Transportation
Net revenues:
Affiliates	$36,132	$27,805	$99,624	$81,972
Third party	3,653	3,177	11,618	7,910
Total pipelines and transportation	39,785	30,982	111,242	89,882
Cost of sales:
Cost of materials and other	5,055	4,883	14,691	13,691
Operating expenses (excluding depreciation and amortization)	9,499	8,573	29,054	24,661
Segment contribution margin	$25,231	$17,526	$66,839	$51,530
Total Assets	$431,173	$344,260

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$27,703	$12,326	$78,935	$34,602
Third party	96,622	87,318	308,134	262,384
Total wholesale marketing and terminalling	124,325	99,644	387,069	296,986
Cost of sales:
Cost of materials and other	100,541	84,237	315,953	253,058
Operating expenses (excluding depreciation and amortization)	5,896	2,089	13,835	6,325
Segment contribution margin	$17,888	$13,318	$57,281	$37,603
Total Assets	$262,396	$78,598

Consolidated
Net revenues:
Affiliates	$63,835	$40,131	$178,559	$116,574
Third party	100,275	90,495	319,752	270,294
Total consolidated	164,110	130,626	498,311	386,868
Cost of sales:
Cost of materials and other	105,596	89,120	330,644	266,749
Operating expenses (excluding depreciation and amortization presented below)	15,395	10,662	42,889	30,986
Contribution margin	43,119	30,844	124,778	89,133
General and administrative expenses	3,076	2,751	9,798	8,255
Depreciation and amortization	6,702	5,462	19,721	16,397
Loss (gain) on asset disposals	717	(5)	648	2
Operating income	$32,624	$22,636	$94,611	$64,479
Total Assets	$693,569	$422,858

(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Pipelines and Transportation	2018	2017	2018	2017
Maintenance capital spending	1,528	1,521	2,585	4,564
Discretionary capital spending	558	1,397	1,735	2,151
Segment capital spending	$2,086	$2,918	$4,320	$6,715
Wholesale Marketing and Terminalling
Maintenance capital spending	$877	$351	1,451	$768
Discretionary capital spending	28	517	1,669	1,213
Segment capital spending	$905	$868	$3,120	$1,981
Consolidated
Maintenance capital spending	$2,405	$1,872	$4,036	$5,332
Discretionary capital spending	586	1,914	3,404	3,364
Total capital spending	$2,991	$3,786	$7,440	$8,696

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	59,150	60,247	56,672	59,653
Refined products pipelines	43,762	51,623	47,154	50,933
SALA Gathering System	16,704	15,997	16,705	16,160
East Texas Crude Logistics System	14,284	15,260	16,402	15,006

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	79,404	74,357	77,349	71,917
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	80,687	—	79,819	—
West Texas marketing throughputs (average bpd)	12,197	12,929	13,453	13,647
West Texas gross margin per barrel	$4.65	$4.00	$5.88	$3.62
Terminalling throughputs (average bpd) (3)	167,491	127,229	159,457	123,780

(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the nine months ended September 30, 2018 are for the 214 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal are for the 214 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the nine months ended September 30, 2018 was 41.4 million barrels, which averaged 151,646 bpd for the period.

Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky
Vice President - Government Affairs, Public Affairs & Communications
615-435-1407